April 30, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Greyhound Commissary, Inc.. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K, to be filed on or about April 30, 2010 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.